CORPORATE SOFTWARE LICENSE AGREEMENT
           BETWEEN THE BOEING COMPANY AND TMSSEQUOIA INC.

                          Table of Contents


RECITALS
1.   DEFINITIONS                                       ....3
2.   TERMS AND CONDITIONS                              ....5
3.   DELIVERY AND RISK OF LOSS                         ....5
4.   INSTALLATION                                      ....7
5.   ACCEPTANCE                                        ....7
6.   PRICES AND PAYMENT                                ....7
7.   TAXES                                             ....8
8.   LICENSE                                           ....8
9.   SOURCE CODE                                       ....11
10.  EVALUATIONA AND TEST SOFTWARE                     ....13
11.  WARRENTIES                                        ....14
12.  GENERAL PERFORMANCE                               ....15
13.  SUPPORT SERVICES                                  ....15
14.  PROPRIETARY INFORMATION                           ....18
15.  INFRINGEMENT                                      ....20
16.  PREMISES INDEMNIFICATION                          ....21
17.  INSURANCE                                         ....22
18.  TERMINATION FOR CONVENIENCE                       ....23
19.  CANCELLATION FOR DEFAULT                          ....23
20.  DELAYS                                            ....24
21.  COMPLIANCE                                        ....24
22.  RECORDS AND AUDIT                                 ....24
23.  PROTECTION OF PROPERTY                            ....25
24.  NOTICES                                           ....25
25.  RELATIONSHIP OF THE PARTIES AND THEIR EMPLOYEES   ....25
26.  DISASTER RECOVERY                                 ....26
27.  GENERAL PROVISIONS                                ....27

                  CORPORATE SOFTWARE LICENSE AGREEMENT
          Effective January 11, 2000, The Boeing Company ("Boeing"), a Delaware ---------------
corporation, acting through its division, Boeing Shared Services Group, and TMS, Inc. ("Supplier"), an Oklahoma corporation, agree to the following terms and conditions.
RECITALS
A. Boeing and Supplier desire to establish now the terms and conditions under which they will do business in the future in order to expedite the placement and fulfillment of orders.
B. Boeing and Supplier have specifically negotiated these terms and conditions with the express intent that they apply to each order placed by Boeing with Supplier during the term hereof.

NOW, in consideration of the recitals, mutual promises, and covenants contained herein, the parties do agree as follows:
                         AGREEMENT
1.     DEFINITIONS
   As used herein, the following terms, when capitalized, shall have the following meanings:

"The Boeing Company" is defined to include all current or futue locations of The Boeing Company and any of its affiliates, divisions, or current or future wholly owned subsidiaries, including but not limited to McDonnell Douglas Corporation, Douglas Aircraft and Boeing North American.

"Agreement" means these terms and conditions, each and every Purchase Contract, all Exhibits now or hereafter made part of this Agreement, which are incorporated by this reference, and any other requirements or provisions attached to, incorporated into, or otherwise specified in these terms and conditions or any Purchase Contract.

"Authorized Boeing Representative" means the representative of Boeing Shared Services Group-Puget Sound, Supplier Management & Procurement or any other Boeing Materiel department who is authorized by Boeing to act on behalf of Boeing in business transactions with Supplier.

"Critical Program Error" means any Program Error or Key, whether or not known to Boeing or any of its subsidiaries, which has or may have substantial adverse impact on the operations of Boeing or any of its subsidiaries or on use of the Goods.

"Documentation" means user manuals for the Goods, all addenda, corrections, and new editions of these materials, and any other materials, in any form, that Supplier customarily provides to end-users of the Goods. Documentation includes, without limitation, all of the published specifications for the Goods, as of the date the applicable Purchase Contract takes effect.

"Goods" means all of the Licensed Software, all of the services performed under the clause entitled "Support Services," and any other services related to the Licensed Software.

"Key" means any key, node lock, time-out, or other function, whether implemented by electronic, mechanical, or other means, which restricts or may restrict exercise of any of the licenses granted under this Agreement, based on residency on certain computing equipment, frequency or duration of use, or other limiting criteria.

"Embodiment" or "Embodiment of the Intellectual Property" means the Licensed Software and any corrections, updates, modifications, revisions, or enhancements of the Licensed Software developed during the term of this Agreement, in both object code and source code form, and all flow charts, logic diagrams, programmers' notes, user manuals, listings, and such other material necessary for the use, upkeep, maintenance, and modification of all or any portion of the Licensed Software. Embodiment includes, without limitation, the algorithms, specifications, or other code or information required to "unlock," remove, or disable any Key.

"Licensed Software" means the Program and its Documentation.

"Normal Working Hours" means all or any portion of Supplier's normal prime shift period, Monday through Friday.

"Program" means each and every copy of the computer program or programs, and all corrections, updates, new releases, and new versions of such program(s), if any, ordered under this
        Agreement, in any form, whether object or source code. "Program Error" means code in any Program or information contained in any Documentation, which makes the Licensed Software inoperable, or which produces unintended results or actions, or which produces results or actions other than those described in the Documentation or this Agreement. Program Error includes, without limitation, any Critical Program Error. "Purchase Contract" means Boeing's written order or change order to Supplier, which references this Agreement, for the delivery of Goods.
       "Site" means the entity or geographical location specified in the Purchase Contract at which the Goods will be installed and used under this Agreement. If "Site" in the Purchase Contract is identified as The Boeing Company, the definition of The Boeing Company in this Agreement applies.
       "Subcontractor" means any subcontractor, at any tier, or any other third party which performs any of Supplier's obligations under this Agreement.

       "Warranty Period" means the ninety (90) days after acceptance of the Goods and any subsequent period during which Supplier performs under the clause entitled "Support Services."
       "Version Release" means any Version of the Licensed Software that provides one or more of the following: (i) major new software applications or utilites, (ii) significant enhancements to previously released applications or utilites, and/or (iii) support for new hardware or or software architecture. The version number of a Version Release is designated by the first digit of its release number (i.e. Licensed Software Version 1.0 designates the first Version Release of the "Licensed Software"."Upgrade Release" means any version of the Licensed Software or a portion thereof for the purpose of providing one or more of the following; (i) enhancements to previously released applications or utilities, and/or (ii) support for new hardware or software architecture. The version number of an Upgrade Release is designated by the second digit of its release number (i.e. License Software 2.1 designates the first Upgrade Release to the second Version Release of the Licensed Software.)
       "Update Release" means any version of the Licensed Software or a portion thereof for the purpose of providing one or more of the following; (i) Error corrections, and/or support for new hardware or software architecture. The version number of an Update Release is designated by the third or greater digit of its release number (i.e. License Software 2.11 designates the first Update Release of the first Upgrade Release to the second Versions Release of the Licensed Software".)


2. TERMS AND CONDITIONS
     a. Terms and Conditions. This Agreement shall apply to all copies of the Licensed Software provided to Boeing, whether by Supplier or any of its authorized distributors, dealers, or agents. These terms and conditions shall be perpetual unless earlier terminated in accordance with the terms hereof or by the mutual written consent of the parties. These terms and conditions shall be incorporated into every Purchase Contract described in the paragraph entitled "Orders" automatically and without further formalities, as of the date the Purchase Contract takes effect.
   b. Orders. Goods may be ordered on the terms and conditions of this Agreement solely by an Authorized Boeing Representative on a Purchase Contract. Each Purchase Contract will be effective upon written acknowledgment by Supplier or commencement of performance by Supplier. Opening of a software package or the performance of any other act which would otherwise constitute acceptance of terms and conditions in Supplier's end user agreement shall have no effect whatsoever. Each Purchase Contract shall specify:
       1) the Licensed Software ordered and the media on which it is to be provided;
       2)   the price; and
       3)   the delivery schedule

   c. Objection. Except for the terms set forth in the paragraph entitled "Orders," neither party shall be bound by, and each specifically objects to, any term or condition which is different from or in addition to the provisions of these terms and conditions, unless such different or additional term or condition is accompanied by an express reference to the inconsistent term in these terms and conditions, or expressly waives the prohibition of different or additional terms in this paragraph, and is in writing signed by the party to be obligated. Such a modification, however, will apply only to the transaction covered by the Purchase Contract, and has no effect whatsoever on the terms of this Agreement or the order of precedence applicable to any other transactions under this Agreement.
   d. Order of Precedence. In the event of any inconsistency within or relating to this Agreement, the following order of precedence will apply:
       1)   Each Purchase Contract.
       2)   These terms and conditions.
       3) The specifications, technical descriptions, statements of work, schedules, drawings, and designs prepared by or at the direction of Boeing.
       4) The specifications, technical descriptions, statements of work, schedules, drawings, and designs, other than those described in subparagraph (3), prepared by Supplier, including, without limitation, those contained in Supplier's proposal and any correspondence or statements made by Supplier leading up to contract award.

3. DELIVERY AND RISK OF LOSS
   a. Delivery. Unless the Purchase Contract specifies a different delivery point, all deliveries under this Agreement shall be F.O.B. destination. Title and risk of loss of all of the Goods except the Program shall pass to Boeing on delivery. Only risk of loss, not title, of the Program shall pass to Boeing on delivery.
   b. Delivery Schedule. Shipment and delivery under this Agreement shall be strictly in accordance with the quantities and schedules specified in the Purchase Contract and with the other requirements of this Agreement. Supplier shall promptly notify Boeing in writing of any delay in delivery, the reasons therefore, and the actions being taken by Supplier to overcome or minimize the delay. If requested by Boeing, Supplier shall, at Supplier's expense, ship via air or other fast transportation to avoid or minimize the delay to the maximum extent possible.
   c. Packing and Shipment. Supplier shall prepare and pack the Goods to prevent damage and deterioration and comply with carrier tariffs. Charges for preparation for shipment (including packing and crating) are included in the price unless separately specified in the Purchase Contract. Supplier shall not include vermiculite or other hazardous substance in any packing material included with the Goods.

   d. Returns. All returns of rejected or defective Goods, and the shipment of repair or replacement parts for the Goods, shall be at Supplier's risk and expense.
   e. Media. The Licensed Software shall be delivered on the media specified in the Purchase Contract. If no media is specified, Supplier will deliver the Licensed Software on the media that Supplier customarily provides to end-users of the Goods.

4. INSTALLATION
   a. Site Preparation. Prior to delivery of the Goods, Boeing shall prepare each Site in accordance with instructions provided by Supplier at least thirty (30) days prior to delivery, if appropriate.
      b. Installation. Unless otherwise specified in the Purchase Contract, Boeing shall install the Goods at each Site, using its own tools, equipment, and materials. Supplier will install the Goods if any special tools, equipment or materials are required at no expense to Boeing.
   c. Secure Facility. If the Goods are to be installed at a secure facility, Supplier shall:
       1) Prior to beginning the installation work provide Boeing with a list (including description quantity and serial numbers) of Supplier's tools and equipment to be used in the installation work.
       2) Upon completion of the installation work but prior to removal of such tools and equipment from Boeing premises notify Boeing of the removal
       3) Comply strictly with written direction from Boeing specifying the schedule and manner for removal.
5. ACCEPTANCE
   a. Acceptance. Acceptance of the Goods shall occur when the Goods meet all of the requirements of this Agreement, but in no event later than thirty (30) days after installation, unless Boeing has requested an extension for a commercially reasonable period of time for acceptance testing.
   b. Conditions. Acceptance of the Goods is subject to inspection and acceptance testing by Boeing in accordance with this Agreement.
   c. Acts Not Constituting Acceptance. Neither trial use nor testing of the Goods incremental or final payment nor passage of title constitutes acceptance or prejudices Boeing's right to reject acceptance of all or any portion of the Goods.

6. PRICES AND PAYMENT
   a. Price. Any price specified in the Purchase Contract for the purchase of Goods is a firm fixed price. Any price specified in the Purchase Contract for the purchase of a license to any of the Licensed Software is for a fully paid-up perpetual license under the clause entitled "License" and for a fully paid-up contingent source code license under any clause entitled "Source Code."
  b.  Payment.  Supplier shall issue a separate invoice for each        .
       delivery. The invoice however shall not be issued before shipment. Payment will be mailed thirty (30) days after receipt of a correct invoice. If the Goods have not been accepted by the close of this period payment will be made promptly after acceptance of the Goods. For purposes of prompt payment discounts if any the payment due date will be computed from acceptance or receipt of a correct invoice whichever is later to the date Boeing's check is mailed or otherwise tendered. Supplier will prominently display notice of any applicable prompt payment discounts on the invoice. Unless taxes or other applicable charges are itemized any discount may be taken on the full amount of the invoice
7. TAXES
       All taxes, including, but not limited to, federal, state, and local income taxes; franchise taxes; federal, state, and local sales and use taxes (except sales or use taxes imposed on account of a transaction made under this Agreement); gross receipts taxes; and property taxes, are deemed to be included in the price of the Goods. If state or local sales or use tax, valueadded tax, or custom duty tax is applicable to any of the Goods, it shall be so noted on the Purchase Contract, and Supplier shall bill the tax separately on its invoice.

8. LICENSE
   a. Grant. With respect to all copies of the Program in object code form, and all copies of the Documentation in any form, Supplier hereby grants and shall grant to Boeing and its subsidiaries and the nonBoeing entities (users) requiring use of the Program. a nonexclusive, perpetual, worldwide license to:
       1) Use the Program on any computing equipment within The Boeing Company. This use right includes the right to share use of the Program by multiple central processing units or by multiple users, provided Boeing tenders the applicable license fee, if any, to Supplier. If the anticipated number of users of the Program will exceed the number of licenses purchased from Supplier with respect to such copies ("Licenses"), Boeing shall have a reasonable mechanism or process in place to monitor that the number of copies of software installed does not exceed the total number of Software Licenses purchased. If the Purchase Contract specifies "Site License" no additional license fee is required.

       2) Transfer the Program between computing equipment. This transfer right includes the right to transfer any copy of the Licensed Software between computing equipment at no additional cost.
       3) Make additional copies of the Licensed Software as reasonably necessary for backup or archival purposes, or for benchmark or other temporary testing.
       4) Combine the Program with one or more other programs, provided any portion of the Program involved continues to be subject to the terms and conditions of this Agreement.
       5) Make, or have made, as many additional copies of the Licensed Software as may be required to satisfy Boeing requirements within the Site, provided the Purchase Contract specifies "Site License."
       6) Change the form of the Documentation. This conversion right includes the right to edit and reformat any of the Documentation. It also includes the right to convert any of the Documentation into machine-readable form, whether for on-line or other kinds of electronic access.
       7) Make, or have made, additional copies of and use the Licensed Software, whether at the Site or other locations, for the duration of any of the trigger events which give rise to a source license under any clause entitled "Source Code,". Provided and to the extent this contingent reproduction right is exercised, the copies of
         Licensed Software made under it are, and thenceforth will be, covered by the license granted under this Agreement.
    8) This license includes the right to authorize employees or agents of Boeing suppliers or subcontractors who are performing work for Boeing on Boeing premises to perform any of the activities described in subparagraphs (1) through (7) above.

    9) Boeing entities (users): Any external non Boeing users requiring access to the Program in support of a Boeing Project, must accept and agree to Suppliers end user license agreement.. Supplier will provide the end user license agreement to Boeing. Boeing will distribute the Program. Boeing will distribute the Supplier end user license agreement either as part of an installation process of the Program or by any other means, that require the displaying and accepting of Suppliers end user license agreement by the non Boeing user, prior to access to the Program.b. License of Prior Releases or Versions of Licensed Software. Supplier hereby grants Boeing the right and option to license a release or version of the Licensed Software which it has previously licensed, is other than the current release or version, and is no longer available from Supplier. This option may be exercised by Boeing through issuance of a Purchase Contract, specifying the prior release or version and the number of copies, whereupon Supplier hereby grants and shall grant Boeing the right to make, or have made, as many additional copies of the Licensed Software as may be required to satisfy Boeing requirements for the prior release or version of the Licensed Software, provided Boeing tenders the applicable license fee for each copy to Supplier.
c. Surplus or Disposal. No license granted under this Agreement is transferable except to another party in connection with the surplus or disposal of any computing equipment, provided the transferee agrees to assume and comply with all of Boeing's obligations under this Agreement with respect to the Licensed
    Software involved or has a license agreement with Supplier covering the Licensed Software.
d. Object Code. Boeing is not obligated to keep the Licensed Software in object code or written form confidential. Nothing in this Agreement is intended to establish, or should be construed as establishing, any kind of confidential relationship between Boeing and Supplier with respect to the Licensed Software in object code form, regardless of any markings, screen displays, or other notices given by Supplier at any time. Boeing shall refrain, however, from any reverse compilation, disassembly, or other attempt to obtain the Licensed Software in source code form, except in accordance with any clause entitled "Source Code."
e. No Restrictions. Except for the functions and features expressly disclosed in the Documentation, Supplier represents and warrants that the Program:

    1)   Contains no hidden files.
    2) Will not replicate, transmit, or activate itself without control of a person operating the computing equipment on which it resides.

    3) Will not alter, damage, or erase any data or computer programs without control of a person operating the computing equipment on which it resides.
    4)   Supplier's Commerically Off The Shelf Licensed Software
        (COTS) contains license control mechanisms, (Keys), however, any distribution of the Licensed Software to Boeing shall contain settings that disable any such license control mechanisms (Keys).
            Provided and to the extent the Program has any of the foregoing attributes, Supplier further represents and warrants that this Agreement and the Documentation together provide Boeing with the algorithms, specifications, and other code or information required to exercise any license granted under this Agreement without restriction. In the event Supplier breaches either of these warranties for any reason, and fails to cure the breach within the first six hours of its normal prime shift period, Monday through Friday, following receipt of Boeing's deficiency notice, Boeing may reverse compile, disassemble, or otherwise obtain such algorithms, specifications, other code, or information from the Licensed Software or any other program materials, and then may use them to conform or restore the Licensed Software to the condition first warranted under subparagraphs (1)
            (4) inclusive.
Misuse of Licensed Software. In the event Supplier has knowledge, or has reason to believe, that Boeing is using the Licensed Software beyond the scope of the license granted under this Agreement, Supplier shall notify Boeing of the alleged misuse, in writing, in accordance with the clause entitled "Notices." Upon receipt of such notice, or in the event Boeing itself has reason to believe that misuse of the Licensed Software may be occurring, Boeing shall promptly investigate the alleged misuse, and shall destroy any unauthorized copies of the Licensed Software, or submit a written request to Supplier for authorization to continue using some or all of them, and in either case pay any license fees owed for such copies. Boeing shall provide Supplier with a written report which summarizes the results of Boeing's investigation into the alleged misuse and what actions Boeing took to correct it. THIS IS SUPPLIER'S SOLE AND EXCLUSIVE REMEDY FOR MISUSE OF THE LICENSED SOFTWARE SO LONG AS BOEING PERFORMS ITS INVESTIGATION AND MAKES PAYMENT TO SUPPLIER IN A TIMELY FASHION.9.SOURCE CODE
   a. Contingent Source License. Supplier hereby grants and shall grant Boeing and its subsidiaries a nonexclusive perpetual, worldwide source code license in and to the Licensed Software, subject to the terms and conditions set forth in this clause.
   b. Boeing's Rights Prior to Rejection. Unless and until Supplier's trustee in bankruptcy rejects this Agreement as an executory contract, Boeing shall have the following rights and license with respect to any Program then covered by the clause entitled "Support Services."
       (1) Boeing may request delivery of, and Supplier or its trustee shall deliver, the Embodiment of the Intellectual Property upon the occurrence of one or more of the trigger events described in the paragraph entitled "Trigger Events" of this clause. If the trigger event occurs solely on account of a Key, however, the request for and delivery of the Embodiment shall be limited to the algorithms, specifications, or other code or information required to "unlock," remove, or disable the Key.

       (2) Provided and to the extent Supplier fails to deliver those portions of the Embodiment that are Key-related within the first eight (8) Normal Working Hours after receipt of any delivery request made under subparagraph
             (1) in connection with a Key, or fails to deliver the entire Embodiment within the first twenty-four (24) Normal Working Hours after receipt of any other delivery request made under subparagraph (1), Boeing may reverse assemble, decompile, or otherwise reverse engineer all or any portion of the Embodiment from any copy of the Licensed Software then in its possession.
    (3) Boeing may use, copy, compile, and prepare derivative works based on all or any portion of the Embodiment thus obtained in connection with continued exercise of the license granted under the clause entitled "License," including, without limitation, correction of Program
          Errors.
c. Boeing's Rights After Rejection. As of rejection of this Agreement as an executory contract by Supplier's trustee in bankruptcy, Boeing shall have the following rights and license with respect to any Program, regardless of whether it is then covered by the clause entitled "Support Services."

    (1) Boeing may request delivery of, and Supplier or its trustee shall deliver, the Embodiment of the Intellectual Property upon the occurrence of one or more of the trigger events described in the paragraph entitled "Trigger Events" of this clause. If the trigger event occurs solely on account of a Key, however, the request for and delivery of the Embodiment shall be limited to the algorithms, specifications, or other code or information required to "unlock," remove, or disable the Key.
    (2) Provided and to the extent Supplier fails to deliver those portions of the Embodiment that are Key-related within the first eight (8) Normal Working Hours after receipt of any delivery request made under subparagraph
          (1) in connection with a Key, or fails to deliver the entire Embodiment within the first twenty-four (24) Normal Working Hours after receipt of any other delivery request made under subparagraph (1), Boeing may reverse assemble, decompile, or otherwise reverse engineer all or any portion of the Embodiment from any copy of the Licensed Software then in its possession.
    (3) Boeing may use, copy, compile, and prepare derivative works based on all or any portion of the Embodiment thus obtained in connection with (i) continued exercise of the license granted under the clause entitled "License," including without limitation correction of any errors, whether or not Program Errors, and (ii) modification or enhancement of the Program.

d. Trigger Events. The license granted under this clause is granted and vested as of the effective date of this Agreement and takes effect automatically upon the occurrence of the following events:
    (1) With respect to any Program covered by the clause entitled "Support Services," Supplier fails to correct a Critical Program Error, despite response to the Boeing trouble report pursuant to that clause.
    (2) With respect to any Program, whether or not covered by the clause entitled "Support Services," Supplier breaches any of the warranties set forth in the paragraph entitled "No Restrictions" of the clause entitled "License" or in the paragraphs entitled "Software Warranties" or "Support" of the clause entitled "Warranties," and fails to cure the breach in a timely fashion. Provided and to the extent the breach is caused by a Key, however, the cure period will be the first six (6) Normal Working
          Hours after receipt of Boeing's deficiency notice. Any business interruption, whether temporary or permanent, resulting in the failure of suport obligations shall constitute a trigger event for purposes of the grant of a contingent source code license as referenced in subparagraph (a) of the Source
             Code Clause.
     e. Verification. At Boeing's request, during Normal Working Hours, Supplier shall, in the presence of Boeing representatives, compile and test the Program source code for Boeing on Supplier's equipment for the purpose of verifying that it satisfies the requirements of this clause.
   f.  Source License Term.  The license granted under subparagraph
       (3) of the paragraph entitled "Boeing's Rights Prior to Rejection" of this clause will remain in effect for the duration of the trigger event which gave rise to it, plus a reasonable transition period during which Supplier resumes performance of its obligations under the clause entitled "Support Services" to Boeing's satisfaction. Except as set forth below, the license granted under subparagraph (3) of the paragraph entitled "Boeing's Rights After Rejection" of this clause, however, will remain in effect so long as Boeing is entitled to use the Program in object code form under this Agreement, both during and after the trigger event which gave rise to it. In this event, Boeing may, but need not, resume coverage under the clause entitled "Support Services," whereupon the license granted under subparagraph (3) of the paragraph entitled "Boeing's Rights After Rejection" of this clause will lapse as of Supplier's acceptance of a Purchase Contract for the resumed coverage.

   g. Employment. As of the effective date of any source license granted under this clause, Boeing may, at its sole discretion, solicit for employment and hire any of Supplier's employees who are or may be able to assist Boeing in understanding the Licensed Software and exercising this license. Provided and to the extent Boeing does so, Supplier hereby releases, and shall release, any such employees from any restrictions imposed on him or her by any contrary provision in any agreement between Supplier and such employees. In addition, Supplier hereby waives, releases, and renounces any claim against Boeing or any of its subsidiaries arising out of the solicitation or hiring of such employees in accordance with this paragraph.
   h. Embodiment. Upon delivery to Boeing by Supplier, the Embodiment will be treated as Supplier's Proprietary Information under the clause entitled "Proprietary Information."
   i. Irreparable Harm. Any delay or failure to deliver the Embodiment in accordance with this clause will cause Boeing irreparable harm. Likewise, certain disclosures of the Licensed Software in source code form will cause Supplier irreparable harm. Either party may plead this acknowledgment when and if it seeks equitable relief in connection with this Agreement.
10. EVALUATION AND TEST SOFTWARE
    a. Evaluation Programs. From time to time during the term of this Agreement, Boeing may order, and Supplier may deliver or authorize Boeing to make an additional copy of, any Program for evaluation or testing, at no charge, subject to the terms and conditions set forth in this clause. (Any Program thus obtained is referred to in this clause as an "Evaluation Program.")
   b. Limited License. Boeing may install and use each Evaluation Program for the period specified in the Purchase Contract under which it is ordered, and then only on a single computer processing unit at the location designated in the Purchase Contract. Promptly after the close of this period, Boeing shall destroy the Evaluation Program unless Boeing exercises its option under the paragraph entitled "Option to License" of this clause.
   c. Preproduction Software. Each Evaluation Program ordered and obtained by Boeing under this clause for alpha or beta testing will be treated as Supplier's Proprietary Information in accordance with the clause entitled "Proprietary Information," even though it is or may be provided in object code form.
      d. Reports. Boeing may, but need not, prepare and furnish Supplier a report, setting forth the results of any alpha or beta testing conducted by Boeing under the paragraph entitled "Preproduction Software" of this clause. Each and every such report is not intended to be, nor should it be used or construed as, any kind of product endorsement by Boeing. 14

   e. Indemnity. Supplier shall use each and every report contemplated by the paragraph entitled "Reports" of this clause at its own risk. Supplier shall defend, indemnify, and hold harmless Boeing and its subsidiaries and their respective directors, officers, employees, and agents from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages of any kind and nature whatsoever (hereinafter referred to as "Claims"), and expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees related thereto, or incident to establishing the right to indemnification, whether or not specifically awardable under any court rules, to the extent such Claims arise from any such report, or the use or disclosure of any of the information contained in the report. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor.
   f. Supplier's Responsibilities. Every Evaluation Program will be furnished to Boeing "AS IS" and will not be subject to the clauses entitled "License," "Source Code," if any, or "Support Services," unless and until Boeing exercises its option to license it under the paragraph entitled "Option to License" of this clause.
   g. Option to License. Should Boeing decide to license any Evaluation Program, Boeing may issue a Purchase Contract to this effect, whereupon it will be considered "Licensed Software" and will be subject to the clause entitled "License," along with all of the other terms and conditions of this Agreement, except this clause, as of Supplier's acceptance of the Purchase Contract.
   h. No Cost Loan. Supplier shall loan equipment software or other items to Boeing in accordance with the Exhibit entitled "No Cost System Loans " if any.
11. WARRANTIES
    a. Software Warranties. Supplier warrants the following to Boeing and its subsidiaries during the Warranty Period:
1) Media Defects.  The media on which the Licensed Software
             is provided to Boeing shall be free of defects in material and workmanship.
        2) Functions and Features. The Program shall possess the functions and features contemplated by the
             Documentation.
        3) Performance. The Program shall perform in accordance with the Documentation.
        4) Program Errors. The Licensed Software shall be free of any Critical Program Errors.
        5) Date Functions. The Licensed Software must correctly process all dates past Decembr 31, 1999, and all date related information and processes.

        6) Compatibility. The Program shall be compatible with the operating system, application programs, computing equipment, and networks contemplated by the Documentation.
        7) Conformance to Requirements. The Licensed Software shall conform in all respects to all of the requirements of this Agreement.
    b. Availability. Supplier warrants the following to Boeing and its subsidiaries, both during and after the Warranty Period:
        1) Discontinued Goods. Supplier shall continue to provide support for three (3) years after discontinuance of any of the Licensed Software.
        2) Old Releases. Supplier shall continue to provide support for at least two releases of the Licensed Software below the level of the current release.
          For purposes of this paragraph the term "support" means the support described in paragraphs (a) and (b) of the clause entitled "Support Services."
    c. Warranty Exclusions. The warranty coverage under this clause does not apply to any defect caused by any negligent act or omission of Boeing or by use of the Goods in an operating environment not contemplated by the Documentation or this Agreement.

12. GENERAL PERFORMANCE
    Supplier represents and warrants that Supplier has the legal right to enter into, and perform its obligations under, this Agreement, including, without limitation, the right to deliver and grant a license with respect to the Goods.
13. SUPPORT SERVICES
    During the Warranty Period, Supplier shall provide the following support services at no charge to Boeing. Thereafter, Supplier shall provide the following support services, if ordered under a Boeing Purchase Contract, at a price to be mutually agreed upon. Such price shall, in no event, exceed Supplier's standard price for the provision of support services.
    a. Software Maintenance. Boeing has the option of purchasing Premium Maintenance or Standard Annual maintenance. Supplier shall maintain the Licensed Software in accordance with the chosen Software Maintenace plan as indicated on the Boeing Purchase Contract and under the terms and conditions of Clause 12 Support Services of this Agreement. SubClauses b f of this Clause apply to both the Premium and Standard Annual Maintenance.

Premium Maintenace if purchased: This maintenance shall include, as a minimum, the annual delivery to Boeing of all corrections, Version Releases, Upgrade Releases and Update Releases, together with all accompanying Documentation, promptly after final testing, but in no event later than three (3) days after the date made available to Supplier's general customer base. These annual deliveries will be made by Supplier at no charge. From time to time, however, Boeing may request and Supplier shall make additional deliveries, subject to reimbursement by Boeing of Supplier's shipping and handling costs. Boeing may, but need not, use any, some, or all of the corrections, updates, new releases, or new versions of the Program delivered under this clause. Premium Maintenance shall not include devliery of any releases containing royality-bearing thrid party tecyhnology such as OCR. At Boeing's request, Supplier shall work with Boeing and the third party supplier to negotiate a license for any royality bearing third party technology. . Premium maintenance is at 15% of the total acquired Program fee paid by Boeing.
Standard Annual Maintenance if purchased: This maintenance shall include, as a minimum, the annual delivery to Boeing of all corrections Update Releases and discounted upgrades to new Version Releases and Upgrade Releases together with all accompanying Documentation, promptly after final testing, but in no event later than three (3) days after the date made available to Supplier's general customer base. These annual deliveries will be made by Supplier at no charge. From time to time, however, Boeing may request and Supplier shall make additional deliveries, subject to reimbursement by Boeing of Supplier's shipping and handling costs. Boeing may, but need not, use any, some, or all of the corrections, updates, new releases, or new versions of the Program delivered under this clause. Standard Annual Maintenance is provided at an annual flat fee for each license purchased.
Supplier is required, provided Boeing purchases Premium or Standard Annual Maintenance, to maintain the uniquely developed Boeing "mime type" in the current and all future Version Releases, Upgrade Releases and Update Releases at no additional cost. Supplier shall have the right, at its sole discretion, to futher enhance or change the methods incorpoated into their Program, modify existing features in the Program or add additional features to the Program provided Supplier ensures that the backward compatibity with the Boeing funded development is maintained in any future Program Version Release, Upgrade Release and Update Release. Boeing may, at its discretion, adopt any new enhancements or use any new methods provided in future versions of the Program and relieve Supplier of the backward compatibilty requirement. Such relief must be in writing from Boeing to Supplier as defined in Clause 23 Notices.
   b. Hot Line. Supplier shall maintain a telephone "hot line" with which Boeing can report Program Errors to Supplier twenty-four
       (24) hours a day, seven (7) days a week, or obtain ongoing technical assistance as may be required for Boeing to understand and use the Licensed Software. The hot line shall be available for live communication during Normal Working
       Hours. If unable to provide live communication for all or any portion of the remaining twenty-four (24) hours a day, Supplier shall provide a telephone message recording device which will effectively record Boeing's reports.
   c. Classification of Program Errors. Supplier shall correct any Program Error which becomes known to it, in accordance with the severity of the Program Error involved and its actual or potential impact upon Boeing operations. Boeing shall inform
       Supplier of these facts when making its trouble report.
       Boeing reserves the right to reclassify any Program Error as a Critical Program Error, or vice versa, at any time. The fact that a Program Error is not classified as a Critical Program
       Error, however, shall in no way prejudice Boeing's rights or remedies under this Agreement.
   d. Response. Supplier shall respond to every Boeing trouble report, as follows, commencing upon receipt of Boeing's trouble report:
       1)   Error Reporting.  Within the first four (4)  Normal
            Working Hours, Supplier shall provide telephone consultation to Boeing.
       2) Non-Critical Program Errors. For Program Errors other than Critical Program Errors, Supplier shall use its best efforts to correct them, either through the development and provision of corrective code for the Program, or corrective addenda or substitute pages for the Documentation, or both. Supplier shall promptly replace any "work-around," "patches," or other temporary correction provided to Boeing in response to a Program
            Error with permanent correction, and in any event shall include such permanent correction in the next release of the Licensed Software.
       3) Critical Errors. For Critical Program Errors other than a Key, Supplier shall respond in the same manner as that described in the preceding paragraph, but shall deliver a suitable "work-around," "patch," or other temporary correction suitable to restore lost functionality and performance within the first twenty-four (24) Normal
            Working Hours. For a Key, Supplier shall "unlock," remove, or disable the Key, or shall provide Boeing with the algorithms, code, specifications, or other means to do so, within the first six (6) Normal Working Hours.
       4) Extraordinary Circumstances. If Supplier encounters unforeseen circumstances which delay or make it impossible for Supplier to perform the obligations set forth above, Supplier shall cooperate with Boeing to provide appropriate work-arounds, interim support, onsite personnel, or other remedial measures commensurate with the severity and impact of the Program Error.
Failure by the Supplier to restore lost functionality and performance within the applicable period set forth above, or any longer period prescribed by the Authorized Boeing Representative, is a failure to perform under this clause, and constitutes a trigger event under the paragraph entitled "Trigger Events" of any clause entitled "Source
Code."
   e. Other Users. Should Supplier learn of a Program Error from any user other than Boeing or one of its subsidiaries, Supplier shall notify Boeing of the Program Error and its potential impact on Boeing operations promptly, and shall respond in accordance with the procedure described in the paragraph entitled "Response" of this clause, as if the Program Error was reported by Boeing.
   f. Support for Corrections toVersion Releases, Upgrade Releases and Update Releases. . Any modifications to Documentation, additional Documentation, training, or technical assistance required for, or on account of, the installation of any corrections toVersion Releases, Upgrade Releases, and Update
       Release of the Program shall be provided promptly by Supplier.

   g. Diagnostic Data. From time to time, Supplier may request, and Boeing shall furnish (to the extent it has the legal right to do so), certain data generated by the Program, as reasonably required by Supplier to perform its obligations under this clause. Such data will be treated as Boeing's Proprietary Information in accordance with the clause entitled "Proprietary Information" regardless of the markings, screen displays, or other notices provided, or not provided, on or in conjunction with such data.
   h. Supplier shall provide Boeing one (1) year notice of intent to discontinue maintenance on any particular version of Licensed Software.
   i. Should Supplier choose to consolidate, merge, rename, split, repackage etc., the Licenses Software currently being used by Boeing, with any other software products it licenses, for whatever reason, Boeing will not be required to pay any additional maintenance fees, or the increased license fees, due to the consolidation, merge, rename, split or repackaging, fee for the acquisition of future licenses. If Boeing has requested the consolidation, merge, rename, split, repackage etc., Supplier and Boeing will mutually agree at the time of the consolidation on the approprieate increased fee. Should Boeing choose to accept the consolidated, merged, renamed, split, repackaged software Boeing would accordingly pay the higher price.

14. PROPRIETARY INFORMATION
    a. Definition. For purposes of this Agreement, the term "Proprietary Information" means code or information which relates to and is disclosed by one party (the "originating party") to the other party (the "receiving party") in connection with a Purchase Contract or other matter within the scope of this Agreement (hereinafter referred to as the "Project"), provided that, when disclosed, such information is in written or other permanent form (a "permanent record")
    and is identified as proprietary to the originating party by clear and conspicuous markings. Any such information in another form when disclosed shall be considered Proprietary Information only if and to the extent the originating party informs the receiving party of the proprietary nature of the information prior to the disclosure, and thereafter creates a permanent record of the disclosure, as described above, and delivers it to the receiving party promptly but in no event more than thirty (30) days after the original disclosure. Proprietary Information includes, without limitation, code or information contemplated by any clause entitled "Source Code," the paragraph entitled "Preproduction Software" of the clause entitled "Evaluation and Test Software," and the paragraph entitled "Diagnostic Data" of the clause entitled "Support Services." Proprietary Information does not include the Program in object code form or the Documentation.
b. Disclosure and Use. The receiving party shall preserve Proprietary Information received from the originating party in confidence, and shall refrain from disclosing such Proprietary Information to any third party without written authorization from the originating party. Except for the Licensed Software in source code form, these obligations will terminate three
    (3) years after receipt. During the term of the Project, the receiving party shall use Proprietary Information received from the originating party solely in connection with the Project. The disclosure and use obligations set forth above shall be considered satisfied by the receiving party through the exercise of the degree of care, but in no event less than reasonable care, used to restrict disclosure and use of its own information of like kind and importance.

c. Exception. This Agreement shall not restrict disclosure or use of Proprietary Information that is:
    1) Known to the receiving party without restriction when received, or thereafter is developed independently by the receiving party, without reference to Proprietary
         Information of the originating party; or
    2) Obtained from a source other than the originating party through no breach of confidence by the receiving party;
         or
    3) In the public domain when received, or thereafter enters the public domain through no fault of the receiving party; or
    4) Disclosed by the originating party to a third party without restriction; or
    5) Required by applicable law or regulation, provided the receiving party notifies the originating party of the requirement promptly, and cooperates with the originating party (at the request and expense of the originating party) in contesting the requirement.
d. No Other Rights Granted. Proprietary Information shall remain the property of the originating party. Except for the rights expressly granted under this Agreement, neither this Agreement nor the disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any trade secrets, copyrights, inventions, or patents now or hereafter owned or controlled by either party. This Agreement does not grant any right or license, or impose any restriction on use or disclosure with respect to information, other than Proprietary Information, disclosed or received by either party in connection with the Project.
e. Wind-up Activities. Upon termination of the Project and unless instructed to do otherwise by the originating party, the receiving party shall cease use of and destroy all of the
        Proprietary Information, if any, received from the originating party. The originating party may request, and the receiving party shall provide, written certification of the destruction. Notwithstanding the foregoing, each party may retain one copy of each and every permanent record of the Proprietary Information disclosed to it under this Agreement solely as a record of the disclosure.
    f. Transfer of Employees. Supplier acknowledges that Boeing is or may be using third-party programs, documentation, computing equipment, and other products which provide functionality and capabilities similar to those provided by the Goods.
        Likewise, Boeing acknowledges that Supplier is developing, or may desire to develop, new and improved products which address the needs and requirements of customers similar to Boeing. Notwithstanding any other provision of this clause or this Agreement, therefore, so long as each party does not knowingly disclose Proprietary Information received from the other party, each party may transfer and allow those employees who have had access to and reviewed the other party's Proprietary Information under this Agreement to use the ideas, concepts, and know-how gained from such access in other assignments.
15. INFRINGEMENT
    a. Indemnity. Supplier shall defend, indemnify, and hold harmless Boeing and its subsidiaries and their respective directors, officers, employees, and agents from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages of any kind and nature whatsoever (hereinafter referred to as "Claims") and expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees related thereto, or incident to establishing the right to indemnification, whether or not specifically awardable under any court rules, to the extent such Claims arise out of the infringement of any patent or copyright by the Goods, or involve the wrongful use of any trade secret or confidential information. The foregoing notwithstanding, Supplier shall not be liable to Boeing for Boeing's consequential damages or lost profits as a result of any permanent injunction referred to in the paragraph entitled "Cancellation of License" below. Boeing shall give Supplier notice of all Claims made against Boeing or any of its subsidiaries and shall cooperate with Supplier (at Supplier's expense) in the defense or settlement of such Claims. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor.
    b. Exclusions. The paragraph entitled "Indemnity" of this clause does not apply to any Claim arising out of the unauthorized modification, combination, operation, or use of the Goods by Boeing or any of its subsidiaries, to the extent the Claim would not have arisen had such modification, combination, operation, or use not occurred.
    c. Cure. As soon as Supplier or Boeing has reason to believe a Claim is likely to be made against Boeing or any of its subsidiaries, Supplier shall, promptly and at its sole expense, use its best efforts to settle, avoid, or otherwise cure the Claim by one of the following procedures:
        1) Obtain a license for Boeing and its subsidiaries to continue using the Goods giving rise to the Claim in accordance with this Agreement.
        2) Modify such Goods to make them noninfringing, while maintaining the equivalent or better functionality, features, and performance.
        3) Replace such Goods with a noninfringing product, either from Supplier or another supplier, having the equivalent or better functionality, features and performance.

The procedures are set forth above in order of precedence. Supplier shall pursue each of these procedures in the order stated until the cure is accomplished. Boeing reserves the right, however, to direct Supplier to attempt these procedures in a different order, in the interest of minimizing the adverse impact of the cure on Boeing operations. These obligations are in addition to, not in lieu of, Supplier's obligations under the paragraph entitled "Indemnity" of this clause, and any other remedy provided at law or in equity.
    d. Cancellation of License. If, despite its best efforts to do so, Supplier is unable to effect a cure under the paragraph entitled "Cure" of this clause, and a permanent injunction ordering Boeing and its subsidiaries to cease further use of the Goods is issued by a court of competent jurisdiction, either party may cancel the Purchase Contract under which the Goods were ordered, either in whole or in part, whereupon
        Boeing may return all or any portion of the Goods to Supplier for a full refund. Any license granted under this Agreement with respect to the returned Goods will terminate as of the effective date of the cancellation. This remedy is in addition to, not in lieu of, Supplier's obligations under the paragraph entitled "Indemnity" of this clause, and any other remedy provided at law or equity.
16. PREMISES INDEMNIFICATION
    a. Supplier's Indemnity. Supplier shall defend, indemnify, and hold harmless Boeing, its subsidiaries, and their respective directors, officers, employees, and agents (hereinafter referred to as "Indemnitees") from and against all actions, causes of action, liabilities, claims, suits, judgments, liens, awards, and damages, of any kind and nature whatsoever (hereinafter referred to as "Premises Claims"), for property damage, bodily injury, or death (including, without limitation, claims of the employees of Supplier or any Subcontractor) and expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees related thereto, or incident to establishing the right to indemnification, whether or not specifically awardable under any court rules, arising out of or in any way related to the performance of the Agreement by Supplier or any Subcontractor, or their respective employees, including, without limitation, the provision of services, personnel, facilities, equipment, support, supervision, or review, to the extent such Premises
        Claims arise from any negligent act or omission or willful misconduct of Supplier or any Subcontractor, or their respective employees. Supplier expressly waives any immunity under industrial insurance, whether arising from Title 51 of the Revised Code of Washington, or any other statute or source, to the extent of the indemnity set forth in this paragraph. In no event shall Supplier's obligations hereunder be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor.
    b. Subcontractor Indemnification. Supplier shall require each Subcontractor to provide an indemnity, enforceable by, and for the benefit of, the Indemnitees, to the same extent required of Supplier.

17.     INSURANCE
    a. Commercial General Liability. Throughout the period of performance of this Agreement and until final acceptance by Boeing, Supplier shall carry and maintain, and shall ensure that all Subcontractors carry and maintain, Comprehensive General Liability insurance with limits of not less than One Million Dollars ($1,000,000) per occurrence for bodily injury, including death, and property damage combined. Such insurance shall be in a form and with insurers acceptable to Boeing, and shall contain coverage for all premises and operations, broad form property damage, contractual liability, and products and completed operations insurance.
    b. Automobile Liability. If licensed vehicles will be used in connection with the performance of this Agreement, Supplier shall carry and maintain, and ensure that any Subcontractor who uses a licensed vehicle in connection with the performance of this Agreement carries and maintains, throughout the period of performance of the Agreement, Automobile Liability insurance covering all vehicles, whether owned, hired, rented, borrowed, or otherwise, with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence combined single limit for bodily injury and property damage.
    c. Workers' Compensation and Employers Liability. Throughout the period of performance of this Agreement and until final acceptance by Boeing, Supplier shall carry and maintain, and ensure that all Subcontractors carry and maintain, insurance in accordance with the applicable laws relating to workers' compensation with respect to all of its employees working on or about Boeing premises, regardless of whether such coverage or insurance is mandatory or merely elective under the law. If Boeing is required by any applicable law to pay workers' compensation premiums with respect to employees of Supplier or any Subcontractor, Supplier shall reimburse Boeing for such payment.
   d.   Certificates of Insurance.
        (1) Prior to the commencement of the period of performance, Supplier shall provide to the Authorized Boeing Representative for review and approval certificates of insurance reflecting full compliance with the requirements set forth in the paragraphs entitled "Commercial General Liability," "Automobile Liability," and "Worker's Compensation and Employers Liability" of this clause. Such certificates shall be kept current and in compliance throughout the period of performance and until final acceptance by Boeing, and shall provide for thirty (30) days advance written notice to Boeing in the event of cancellation or material change adversely affecting the interests of Boeing. Any policy or policies providing the insurance required under this clause may be inspected by Boeing upon request.
        (2) Supplier at Supplier's expense shall maintain or cause to be procured and maintained the policies of insurance required under this clause. Any self retained layer, deductibles, and exclusions in coverage in such policies shall be assumed by, for the account of, and at the sole risk of Supplier or the Subcontractor which provides the insurance and to the extent applicable shall be paid by such Supplier or Subcontractor. In no event shall the liability of Supplier or any Subcontractor be limited to the extent of any insurance available to or provided by Supplier or any Subcontractor, or to the minimum limits of insurance required under this clause.

18. TERMINATION FOR CONVENIENCE
    a. Termination. Boeing may terminate any Purchase Contract in whole or in part by providing notice of such termination to Supplier specifying the extent and effective date of such termination thereof. On the specified termination dateSupplier shall (i) stop work under the Purchase Contract to the extent specified in the termination notice and (ii) cease shipment of all Goods covered by the termination notice other than those already delivered and accepted in accordance with this Agreement as of the termination date. Supplier shall continue to perform those obligations under this Agreement to the extent not terminated.
    b. Effect of Termination. In the event and to the extent of any termination under this clause, all obligations of Supplier and all rights and licenses of Boeing under the Purchase Contract involved shall thereupon be terminated, but only with respect to the Goods covered by the termination notice. Supplier shall continue to perform those obligatons under this Agreement to the extent not terminated.

    c. Termination Payment. In the event and to the extent of any termination under this clause, Boeing's total liability shall be to pay Supplier the purchase price for all Goods delivered and accepted, but not paid for under the Purchase Contract, on or prior to the termination date specified in the termination notice. Supplier shall give Boeing written notice of its intent to submit any claims for compensation under this clause within thirty (30) days after the effective date of termination, and shall submit all such claims within sixty
        (60) days after the effective date of termination. Supplier hereby waives, releases, and renounces any claim for compensation not made within this period.


19. CANCELLATION FOR DEFAULT
    a. Cancellation. Either party may cancel any Purchase Contract, in whole or in part, to the extent the other party fails to perform any of its material obligations under the Purchase Contract, and does not cure the failure within thirty (30) days after service of a default notice, specifying the failure; except that for breaches of the clauses entitled "Delivery and Risk of Loss" or "Warranties," the defaulting party shall have ten (10) days to cure after service of a default notice, specifying the failure.

    b. Effect of Cancellation. In the event and to the extent of any cancellation under this clause, all obligations of the nondefaulting party and all rights and licenses of the defaulting party under the Purchase Contract shall thereupon be canceled, but only with respect to the Goods covered by the cancellation notice, and all rights and licenses of the nondefaulting party and all accrued obligations of the defaulting party under the Purchase Contract shall survive.

    c. Cancellation Payment. In the event and to the extent of any cancellation by Supplier under this clause, Boeing's total liability shall be to pay Supplier for the Goods delivered and accepted, but not paid for under the Purchase Contract, on or prior to the effective date of cancellation. Boeing may return, and Supplier shall have no claim against Boeing for, Goods not accepted by Boeing or for rejected Goods. Supplier shall give Boeing written notice of its intent to submit any claims for compensation under this clause within thirty (30) days after the effective date of cancellation, and shall submit all such claims within sixty (60) days after the effective date of cancellation. Supplier hereby waives, releases, and renounces any claim for compensation not made within this period.
    d. Termination for Convenience. If, after issuance of a default notice under the paragraph entitled "Cancellation" of this clause by Boeing, it is determined for any reason that the Supplier was not in default, or that the default was excusable under the provisions of this Agreement, then there will be no cancellation and the Purchase Contract will be terminated for convenience in accordance with the provisions of the clause entitled "Termination for Convenience," as of the date the cancellation would have taken effect under this clause.
20. DELAYS
    The time for performance by either party under this Agreement shall be extended for a period equal to any delay caused by unforeseeable causes beyond the control of the party. These causes include acts of God, acts of war, epidemics, fire, power failure, and labor difficulties between the party and its employees.

21. COMPLIANCE
    a. With Applicable Laws. Supplier warrants that in the performance of its obligations under this Agreement, it has complied with or will comply with Chapters 6, 7, and 12 of the Fair Labor Standards Act, as amended, and the regulations of the U.S. Department of Labor issued thereunder. The provision entitled "Equal Opportunity" set forth in FAR 52.222-26 is incorporated herein by this reference, except that "Contractor" means Supplier. Upon request, Supplier shall submit certification that it performed its obligations under this Agreement in accordance with the foregoing warranty.
     b. With Boeing and Local Rules and Regulations. Supplier shall ensure that any Employees on any Boeing premises (i) comply with Boeing's employee rules of conduct, including, without limitation, Boeing's security and safety procedures, and (ii) comply with all federal, state, and local health, safety, and environmental laws and regulations applicable to such Boeing premises.
    c. With Export Laws and Regulations. Boeing shall comply with the laws and regulations of the United States and its departments and agencies, relating to the export of technical data.

22. RECORDS AND AUDIT

For a period no less than three (3) years after final payment under each and every Purchase Contract, Supplier shall retain source data supporting list prices for all items billed to Boeing. Source data means documents, including, without limitation, price lists dating back to the time the order was placed, sufficient to verify the correctness of the price charged Boeing. Supplier shall, upon request by Boeing, make such data available to Boeing for examination, reproduction, and audit.

23. PROTECTION OF PROPERTY

Unless otherwise specified, upon delivery to Supplier, or manufacture or acquisition by Supplier, of any materials, parts, tooling, data, or other property, title to which is in Boeing, Supplier assumes the risk of, and shall be responsible for, any loss thereof or damage thereto. In accordance with the provisions of the Purchase Contract, but in any event upon delivery of the Goods, Supplier shall return such property to Boeing in the condition in which it was received except for reasonable wear and tear and except for such property as has been incorporated in the Goods or reasonably consumed in the performance of this Agreement.

24. NOTICES

Any notice, authorization, designation, request, or instruction under or in connection with this Agreement to be effective shall be in writing and shall be deemed duly given or served upon delivery, addressed as set forth below. Either party may notify the other in the foregoing manner of any other address to which such communications are to be addressed under this Agreement.
BOEING:                            SUPPLIER:
The Boeing Company                 TMS, Inc.
Supplier Management & Procurement  206 W. 6th Avenue
P. O. Box 3707   M/S               Stillwater, OK  74074
Seattle, WA  98124-2207            Attn:  Shari McClure -
                                   Product Manager
Attention:
25. RELATIONSHIP OF THE PARTIES AND THEIR EMPLOYEES
    a. Independent Contractors. Supplier is an independent contractor. Nothing in this Agreement shall be construed as creating any relationship between Supplier and Boeing other than that of buyer and seller, or licensor and licensee. This Agreement is not intended to be, nor shall it be construed as, a joint venture, association, partnership, franchise, or other form of business organization or agency relationship.
    b. No Agency. Neither party shall have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other, except as expressly provided herein.
    c. Employees. Supplier's employees who perform Supplier's obligations under this Agreement shall at all times be and remain employees of Supplier, not employees of Boeing. Supplier shall pay Supplier's employees, and shall ensure that each of its Subcontractors pays its employees, all wages, salaries, overtime, and other amounts due to such employees. Supplier shall be responsible for, and shall ensure that each of its Subcontractors shall be responsible for, all reports, payments, and other obligations respecting their respective employees, including without limitation, those related to social security, income tax withholding, unemployment compensation, workers' compensation, and employee benefit plans.

    d. Non-Solicitaiton - Except for the conditions set forth in Clauses #18 Termination for Convenience and #19 Cancellation for Default, of this Agreement, during the term of this Agreement and for a period of six (6) months thereafter, both Boeing and Supplier agree not to solicit for hiring, nor attempt to solicit, the services of any employee of the other without prior written consent. Any breach of this provionsion shall entitle the injured party to recover liquidated damages against the other equal to the expected recruiting and training costs for a replacement person which the parties agree shall be considered to be seventy-five percetn (75%) of the applicable person's annual compensation.

Employees may on their own accord, provided netiher party has directly solictied the employee, change jobs between Boeing and Supplier and neither Boeing or Supplier will unfairly prevent that employee from changing employers.

26. DISASTER RECOVERY

In the event of a disaster or catastrophe totally or partially disabling Boeing's computing or telecommunications capability, whether due to natural or man-made causes, Supplier agrees to use its best efforts to aid in the prompt restoration of computing or telecommunications capability, including but not limited to furnishing of emergency replacements of Goods upon request via overnight delivery, provision of maintenance services, and providing technical assistance to Boeing in its attempts to recover data. Boeing shall be treated at least as favorably as Supplier's most favored customer in the event that the disaster or catastrophe affects others. Boeing and Supplier shall negotiate in good faith to provide reimbursement to Supplier for the actual costs of time, materials, and shipping involved in such emergency response.

27. GENERAL PROVISIONS
   a. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect.
    b. Assignment. Neither this Agreement, nor any obligations under it, may be assigned or delegated by either party without the prior written consent of the other party, except that Boeing may unilaterally assign this Agreement, in whole or in part, to any subsidiary of Boeing.
    c. Publicity. Neither party shall use the name of the other party in any news release, public announcement, advertisement, or other form of publicity without securing the prior written consent of the other. Neither party shall disclose any of the terms of this Agreement to any third party without the prior written consent of the other, except to the party's auditors or attorneys or under subpoena duly issued by a court of competent jurisdiction. Notwithstanding the foregoing, Boeing hereby consents to Supplier's inclusion of Boeing's name in a customer listing published in a prospectus or annual report, provided Boeing is not the sole customer listed.

    d.  Survival.  Except for any licenses expressly terminated or canceled, all licenses granted under this Agreement, all indemnities, warranties, and representations made under this Agreement, and all accrued obligations under the clause entitled "Proprietary Information" and the paragraph entitled "Publicity" will survive cancellation or termination of this Agreement. Cancellation or termination of this Agreement or any Purchase Contract shall not affect operation of those provisions of this Agreement which, by their terms, survive or are required to effectuate the intent of the parties, as reflected by this Agreement.
    e. Third Party Beneficiary. Every subsidiary of Boeing is an intended third-party beneficiary of this Agreement with rights of enforcement.
    f. Rights and Remedies. Except as limited under this Agreement, the rights and remedies afforded to each party under this Agreement are in addition to any other rights or remedies, at law or in equity, or otherwise, including, without limitation, the rights and remedies of Boeing as a
        licensee of intellectual property under 11 U.S.C.   365(n) (e.g., to
        retain its rights under this Agreement, and to request and obtain a copy of the source code and associated programmer's notes of any computer software provided to Boeing under this Agreement in object code form, as the embodiment of such intellectual property).
     g. Waiver. Either party's failure to exercise any of its rights under this Agreement shall not constitute a waiver of any past, present, or future right or remedy.
    h. Litigation. The prevailing party in any litigation arising out of this Agreement shall be entitled to recover its expenses, costs of litigation (including without limitation clerk, paralegal, and expert witness costs), and reasonable attorneys' fees from the losing party, whether or not specifically awardable under any court rules. The venue for any such litigation shall be King County, Washington.
    i. Controlling Law. This Agreement shall be construed under and governed by the law of the State of Washington, without regard to conflict of law provisions.
    j. Acknowledgement. Supplier acknowledges that it has not been induced to enter into this Agreement by any representations or promises not specifically stated in this Agreement, and that the provisions of this Agreement (including, without limitation, the clauses entitled "Infringement" and "Premises Indemnification") have been negotiated by the parties and reflect an allocation of risk between the parties which is a basis of their bargain, both now and with respect to each and every Purchase Contract.

    k. Amendments. These terms and conditions may not be changed, amended, or modified, except by an amendment in writing, executed by the Authorized Boeing Representative and an authorized representative of Supplier.

Complete Agreement. This Agreement contains the complete and exclusive statement of the terms of the agreement between Boeing and Supplier with respect to the Goods, and merges any prior or contemporaneous agreements, commitments, proposals, representations, or communications, oral or written, with respect to the Goods.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives as of the dates set forth below.


THE BOEING COMPANY              TMS, Inc.
(Acting through its division,
Boeing Shared Services Group)
By  /s/ Nancy Davenport         By  /s/  Richard P. Scanlan
Title: Sr. Procurement Agent    Title: VP Internet Product
Date: 1/10/2000                 Date: 1/27/2000